Exhibit 99.1

   INTERNATIONAL STEEL GROUP INC. SETS RECORD DATE FOR SPECIAL SHAREHOLDERS
                                     MEETING

    RICHFIELD, Ohio, Feb. 8 /PRNewswire-FirstCall/ -- International Steel Group Inc. (NYSE: ISG) has established February 11, 2005 as the record date for determining shareholders entitled to vote at the special meeting to be held to consider the proposed merger of International Steel Group Inc. and Mittal Steel Company N.V., formerly known as Ispat International N.V.

    The date and location of the special meeting will be announced when determined. The transaction is expected to close by the end of the first quarter of 2005.

    International Steel Group Inc. is one of the largest steel producers in North America. It ships a variety of steel products from 13 major steel producing and finishing facilities in eight states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes to serve the automotive, construction, pipe and tube, appliance, container and machinery markets. For additional information on ISG, visit http://www.intlsteel.com .

    Safe Harbor Statement
    This press release contains "forward-looking" statements including statements regarding expectations relating to the contemplated merger between ISG and a subsidiary of Mittal Steel N.V. ("Mittal Steel"). These statements are based on our management's current expectations. There are a number of risks and uncertainties that could cause actual results to differ materially. For example, we may be unable to obtain shareholder approvals required for the merger, or to complete definitive SEC filings on the timetable currently contemplated.

    Additional Information and Where to Find It
    Mittal Steel filed with the Securities and Exchange Commission an amended registration statement on Form F-4 with the SEC on February 3, 2005, which includes a preliminary proxy statement of ISG and a preliminary prospectus of Mittal Steel and other relevant documents in connection with the proposed merger involving Mittal Steel and ISG. Investors and security holders of Mittal Steel and ISG are urged to read the definitive proxy statement/prospectus, the documents incorporated by reference therein, and other relevant materials when they become available because they will contain important information about Mittal Steel and ISG and the proposed merger. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC's website at www.sec.gov .

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    Mittal Steel and ISG and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the ISG stockholders with respect to the proposed merger. Information regarding the interests of these officers and directors in the proposed merger is included in the preliminary proxy statement/prospectus contained in the above- referenced amended registration statement. You may obtain documents filed with the SEC by Mittal Steel free of charge if you request them in writing from Mittal Steel Company N.V., 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands, or by telephone at +31 10 217 8800. You may also obtain documents filed with the SEC by ISG free of charge if you request them in writing from Investor Relations, International Steel Group Inc., 4020 Kinross Lakes, Parkway, Richfield, Ohio 44286-9000, or by telephone at (330) 659-7430.

SOURCE  International Steel Group Inc.
    -0-                             02/08/2005
    /CONTACT: Investors, Blaise Derrico, Manager, Investor Relations, +1-330-659-7430, or Media, Chuck Glazer, Manager, Corporate Communications and Public Relations, +1-330-659-9121, both of International Steel Group Inc./
    /Web site:  http://www.intlsteel.com /
    (ISG)